Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-181022 on Form S-8 of Blue Earth, Inc. of our report dated April 1, 2013, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Blue Earth, Inc. for the year ended December 31, 2012.

/s/ HJ & Associates, LLC
HJ & Associates, LLC
Salt Lake City, Utah
April 1, 2013